QUIZNO'S CLASSIC SUBS

                          EXCEEDING ALL EXPECTATIONS


FOR  RELEASE
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TUESDAY  FEBRUARY  17,  1998  6  A.M.  MOUNTAIN  TIME
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                   QUIZNO's More Than Doubles Chain in 1997

DENVER, Colo. - The QUIZNO's Corporation (Nasdaq: QUIZ) announced today it more than doubled the number of QUIZNO's Subs restaurants open from 1996 to 1997.

In a preliminary year-end report, the Company said it opened 41 restaurants in 4th quarter 1997, following record openings of 41 and 42 QUIZNO's in 2nd and 3rd quarters. The total QUIZNO's Subs opened for the year was 140, compared to 51 opened in 1996. In addition, the Company acquired the Bain's Deli restaurant chain in late 1997.

As of today, the Company owns or franchises 335 restaurants. QUIZNO's restaurants are open in 35 states, Canada and Puerto Rico, and more than 100 markets are actively being developed for the QUIZNO's brand under signed territorial agreements. The Company's 52 Bain's Deli restaurants are located primarily in high profile East Coast mall food courts. The Company currently is discussing the conversion of the Bain's units to QUIZNO's with the Bain's franchisees.

Systemwide sales for the QUIZNO's restaurants grew to $55.1 million in 1997, compared to $36 million in 1996. Systemwide sales in 4th quarter 1997 were up
76.4 percent over the same period in 1996, with a total of $18 million compared to $10.2 million.

"Our continued rapid growth should continue to be a strong overall year-end performance," said Rick Schaden, QUIZNO's President and CEO. He said final 1997 financials should be released in the next 30 days.

Other  highlights  of  1997  reported  today  include:
- A total of 44 franchises sold in 4th quarter, bringing the number of new franchises sold in 1997 to 180.
- New Area Directorships sold in San Francisco and Northern California, Philadelphia, Evansville, Ill., and parts of Maryland, bringing in revenue of more than $700,000 in one-time fees.
- A Master Franchise Agreement sold to QUIZNO's Canada Corporation to develop as many as 650 QUIZNO's across Canada over the next five to ten years.
- A total of 18 Corporate Stores operating at the end of 1997, compared to 10 operating at the end of 1996.

QUIZNO's, an Italian style deli founded in 1981 in Denver, serves signature over baked Classic Subs. The chain began its national expansion in 1991 when it had 18 units, all but one in Denver.

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This  release  contains  forward-looking statements (as defined in the Private
Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1996.

For  more  information  contact:

Sue  Hoover
Sr.  VP,  Marketing
The  QUIZNO'S  Corporation
1-303-291-0999,  ext.  3242